Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2014, with respect to the consolidated financial statements and financial statement schedule of Intricon Corporation, which are included in the Annual Report on Form 10-K of Intricon Corporation for the year ended December 31, 2013. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

November 13, 2014